                                                                   Exhibit 10.10

November 4, 2002

Mr. Gene Davis
Murdock Communications Corporation
701 Tama Street
Marion, Iowa 52302

RE: Investment Banking Fees

Dear Mr. Davis:

Pursuant to discussions with Murdock Communications Corporation's ("Murdock's") attorney, this letter is a follow up to recent Board of Directors meetings. At those meetings, Murdock agreed that it would pay to Berthel Fisher & Company Financial Services, Inc. ("Berthel Fisher"), the current and past due investment banking fees and any investment banking fees which are yet to be earned, including but not limited to any merger fees to be earned at the Merger Closing between Polar Molecular Corporation ("Polar") and Murdock (the "Investment Banking Fees"), in the following manner.

     (1) Murdock agrees to pay to Berthel Fisher, one half of all the funds Murdock receives from the proceeds of the Polar Molecular Corporation ("Polar") Additional Offering (the "Additional Offering"), which is currently taking place as said funds are received by Murdock, so long as Murdock retains sufficient funds to reasonably operate during such time period.

     (2) In the event that all Investment Banking Fees due to Berthel Fisher are not paid out of the Additional Offering funds due to Murdock, Murdock will pay to Berthel Fisher one half of any funds received as a result of the exercise of Murdock options and/or warrants or Polar options and/or warrants as said funds are received by Murdock, so long as Murdock retains sufficient funds to reasonably operate during such time period.

     (3) In the event that all Investment Banking fees due to Berthel Fisher are not paid as the result of (1) or (2) above, then Murdock agrees to issue to Berthel Fisher, at the time of the Merger Closing between Polar and Murdock, shares of Murdock common stock at a price of One Dollar per share, in a number of shares equal to the remaining amount of Investment Banking Fees outstanding divided by one

Please acknowledge below, your agreement with the terms of this letter.

Very truly yours,
Berthel Fisher & Company Financial Services, Inc.


/s/ Thomas J. Berthel
-------------------------
    Thomas J. Berthel
    CEO

                                 ACKNOWLEDGEMENT

I, Gene Davis, CEO of Murdock Communications Corporation and on behalf of said corporation, acknowledge that I understand and agree to the terms of the attached letter


/s/ Gene Davis
-------------------------
By: Gene Davis
Title: CEO